Salem Communications’ Acquisition of Eagle Publishing Creates Conservative Multi-Media Powerhouse

Salem Acquires Several Influential Conservative Brands, including

Regnery Publishing, Human Events and RedState.com

Camarillo, CA – (Marketwired – January 13, 2014) – Salem Communications Corporation (NASDAQ: SALM) today announced the acquisition of the assets of Eagle Publishing, including Regnery Publishing, HumanEvents.com, and Redstate.com, as well as sister companies Eagle Financial Publications and Eagle Wellness.

Adding Eagle’s business units to Salem’s already considerable portfolio of multi-media assets creates a conservative media powerhouse.  The two companies represent many of conservatism’s finest voices in talk radio, book publishing and digital media. Salem’s syndicated programming, individual radio stations, and popular websites reach millions of listeners and readers across the country, while Regnery Publishing, RedState.com, and Human Events provide compelling ideas and opinion to millions of conservatives online and in print.  The acquisition of these highly regarded conservative media properties will allow Salem to strengthen and deepen their already extensive presence in the conservative market.

Edward G. Atsinger III, president and chief executive officer of Salem, said: “Eagle is one of the most influential companies in the conservative media space. Its addition to Salem brings together a unique portfolio of conservative media properties and fits with our strategy of integrating traditional media and new media assets all serving the same target audience. The opportunity we like most about this acquisition is that each of Eagle’s businesses matches up so well with Salem’s extensive media platform. With 102 radio stations and a dozen major national websites all targeting the conservative community, this provides a perfect marketing platform to promote Eagle’s products to a wider audience.”

“It is hard to believe more than 20 years have passed since I started Eagle Publishing,” noted Tom Phillips, owner and chairman of Eagle Publishing.  “Our dedicated employees can be proud they built Eagle Publishing into a company that has helped shape American public discourse through hard-hitting news, dozens of best-selling books, popular political websites, profitable investment advice, and leading-edge health solutions.”

“When we made the decision to sell the company,” stated Jeff Carneal, president of Eagle Publishing, “we knew we wanted to find a strong buyer that would fully embrace Tom’s important vision.  Of the several interested suitors, Salem provided the best opportunity for our employees, customers, and brands. Salem’s unique assets and strong management will ensure a bright future for the Eagle companies and take the combined company to a new level of success and influence.”

About Eagle Publishing

Eagle Publishing operates four businesses:

Regnery Publishing is the country’s leading publisher of conservative books. Founded in 1947, Regnery published many of the seminal works of the conservative movement, including Russell Kirk’s “The Conservative Mind,” and William F. Buckley Jr’s “God and Man at Yale.”  More recently, Regnery has published dozens of bestselling books by leading conservative authors and personalities, including Ann Coulter, Newt Gingrich, Michelle Malkin, David Limbaugh, Laura Ingraham, Mark Steyn and Dinesh D’Souza.

Human Events (Ronald Reagan’s favorite newspaper, founded in 1944) and RedState (led by Erick Erickson, widely considered one of the most influential bloggers on the right) are two leading conservative opinion websites that provide news and commentary on issues of interest to the conservative community.

Eagle Financial Publications provides market analysis and specific investment advice for individual investors from experts that include Mark Skousen, Nicholas Vardy, Chris Versace, and Doug Fabian.

Eagle Wellness provides practical complementary health advice and is a trusted source for nutritional supplements from one of the country’s leading complementary health physicians.

About Salem Communications

Salem Communications is the largest commercial U.S. radio broadcasting company that provides programming targeted at audiences interested in Christian and conservative radio content, as measured by the number of stations and audience coverage. Upon completion of all announced transactions, the company will operate a portfolio of 102 radio stations in 39 markets, including 62 stations in 22 of the top 25 markets.  Salem’s portfolio includes 40 stations programmed in a Christian talk format, 27 in a conservative talk format, 12 in a contemporary Christian music format, 8 in a Spanish Christian format and 10 in a business talk format. We also program the Family Talk™ Christian-themed talk format on XM Radio, channel 131 and operate ChristianRadio.com and Conservativeradio.com.

Salem also owns Salem Radio Network, a national radio network that syndicates Christian and conservative talk, news and music programming to approximately 2,500 affiliated radio stations and Salem Media Representatives, a national media advertising sales firm with offices across the country.

Salem Communications operates Salem Web Network, an online provider of Christian and conservative themed news, analysis and commentary. Christian content websites include: Christianity.com, Crosswalk.com®, BibleStudyTools.com, GodTube.com, GodVine.com, WorshipHouseMedia.com and OnePlace.com. Conservative opinion websites include Townhall.com®, HotAir.com, and Twitchy.com.

Salem Publishing™ circulates Christian and conservative magazines including Homecoming® YouthWorker Journal™, The Singing News, Preaching and Townhall Magazine™. Xulon Press™ is a provider of self-publishing services targeting the Christian audience.

Media Contact:

Patricia Jackson

(202) 677-4478

patricia.jackson@salemcommunications.com

Investor Contact:

Evan Masyr

(805) 384-4512

evan@salem.cc